EXHIBIT 21.1

ENTITY NAME (all 100% owned unless indicated otherwise)	STATE OF INC.
AssuranceAmerica Corporation (the Company)	Nevada
fka BrainWorks Ventures, Inc.
fka Auric Metals Corporation

TrustWay Insurance Agencies, LLC	Delaware
fka AssetAmerica Insurance Agencies, LLC
fka AssetAmerica Insurance, LLC
fka AcceptanceAmerica Insurance, LLC

AssuranceAmerica Managing General Agency, LLC	Delaware
fka Ameraset Assurance Group, LLC

AssuranceAmerica Managing General Agency of Alabama Corporation	Alabama

AssuranceAmerica Insurance Company	South Carolina

AssuranceAmerica Claims Services, LLC	Delaware
fka Ameraset Claims Services, LLC
fka Ameraclaim Services, LLC

AssuranceAmerica Corporation	Georgia
(Merged w/AA Holdings, LLC (DE) & AA Holdings
Acquisition Sub, Inc. (GA), fka AssetAmerica Holdings, LLC)

AssuranceAmerica Capital Trust I	Delaware

Apple Insurance Mall of Regency, Inc. (subsidiary of TrustWay Insurance Agencies, LLC)	Florida

Apple Insurance Mall of Sarasota, Inc. (subsidiary of TrustWay Insurance Agencies, LLC)	Florida

Apple Insurance Mall of Southside, Inc. (subsidiary of TrustWay Insurance Agencies, LLC)	Florida

Apple Insurance Mall of Tyrone, Inc. (subsidiary of TrustWay Insurance Agencies, LLC)	Florida

Apple Insurance Mall Tax Service, Inc. (subsidiary of TrustWay Insurance Agencies, LLC)	Florida

TW Partners Agencies of Alabama, Inc. (80% owned)	Georgia